EXHIBIT 4.24(b)

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (the “Guaranty”) is executed as of December 17, 2004, by GS EMERGING MARKET REAL ESTATE FUND, L.P., a Cayman Island exempted limited partnership, having an address at c/o Goldman Sachs, 85 Broad Street, New York, New York  10004 (“Goldman”) and KERZNER INTERNATIONAL LIMITED, a Bahamian corporation, having an address at c/o Kerzner International North America, 1000 South Pine Island Road, Plantation, Florida  33324-3906 (“Kerzner; together with Goldman, “Guarantor”), in favor of LASALLE BANK NATIONAL ASSOCIATION, a national banking association, having an address at 35 S. LaSalle Street, Suite 1625, Chicago, Illinois 60603, in its capacity as note trustee and collateral agent (“Trustee”), for the benefit of Noteholders (as herein defined).

W I T N E S S E T H :

WHEREAS, pursuant to certain promissory notes, dated of even date herewith (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Notes”), executed by KERZNER PALMILLA BEACH PARTNERS, S. de R.L. de C.V., KERZNER PALMILLA HOTEL PARTNERS, S. de R.L. de C.V., KERZNER SERVICIOS HOTELEROS, S. de R.L. de C.V., KERZNER COMPANIA DE SERVICIOS, S. de R.L. de C.V. and KERZNER PALMILLA GOLF PARTNERS, S. de R.L. de C.V., each a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) (collectively, “Issuers”) and issued pursuant to that certain Note Indenture dated as of the date hereof between Issuers and Trustee (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Indenture”), Issuers have become indebted to Noteholders (as defined in the Indenture) in the original principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000) (such indebtedness, the “Note Indebtedness”), which Note Indebtedness is secured by that certain Amended and Restated Trust Agreement dated as of the date hereof (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Security Trust Agreement”) and further evidenced, secured or governed by other instruments and documents executed in connection with the issuance of the Notes (together with the Notes, the Indenture and the Security Trust Agreement, collectively, the “Financing Documents”);

WHEREAS, Initial Noteholder (as defined in the Indenture) is not willing to purchase the Notes or otherwise extend credit to Issuers unless Guarantor unconditionally guarantees payment and performance to Trustee for the benefit of Noteholders of the Guaranteed Obligations (as herein defined);

WHEREAS, Guarantor is the owner of a direct or indirect interest in Issuers, and Guarantor will directly benefit from the issuance of the Notes, it being understood that the proceeds of the Notes shall be advanced to Issuers; and

WHEREAS, Guarantor has been provided copies of, and has reviewed, each of the Financing Documents.

NOW, THEREFORE, as an inducement to Trustee to perform its obligations under the Indenture and for Initial Noteholder to purchase the Notes, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

NATURE AND SCOPE OF GUARANTY

1.1  Guaranty of Obligation.  Guarantor hereby irrevocably and unconditionally guarantees to Trustee for the benefit of Noteholders the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise.  Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

1.2  Definition of Guaranteed Obligations.  (a)  As used herein, the term “Guaranteed Obligations” means the obligations and liabilities of Issuers to Trustee or Noteholders for any loss, damage, cost, expense, liability, claim and any other obligation incurred by Trustee or Noteholders (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the matters described in Section 9.03 of the Indenture (other than Section 9.03(a)(ix)), a copy of which Indenture is attached hereto as Exhibit A.  The provisions of Section 9.03 are hereby incorporated into this Guaranty to the same extent and with the same force as if fully set forth herein.

(b)  Notwithstanding anything to the contrary contained herein or in any other Financing Document, with respect to Guarantor’s obligations and liabilities for the Guaranteed Obligations, the parties hereby agree (and by accepting this Guaranty, Trustee on behalf of Noteholders hereby agrees) that all of the Guaranteed Obligations of Guarantor under this Guaranty are recourse obligations of Guarantor, but not of any direct or indirect member, shareholder, partner, principal, affiliate, employee, officer, director, agent or representative of Guarantor (other than any Issuer) and none of such direct or indirect member, shareholder, partner, principal, affiliate, employee, officer, director, agent or representative of Guarantor (other than any Issuer) shall have any liability in its personal or individual capacity, but instead, all parties shall look solely to the property and the assets of Guarantor for satisfaction of any Guaranteed Obligations of any nature required to be paid by Guarantor to Trustee for the benefit of Noteholders under this Guaranty.

1.3  Nature of Guaranty.  This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor.  The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Trustee with respect to the Guaranteed Obligations.  This Guaranty may be enforced by Trustee for the benefit of Noteholders and shall not be discharged by the assignment or negotiation of all or part of the Notes.

1.4  Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the liabilities and obligations of Guarantor to Trustee hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Issuers, or any other party, against Trustee or any Noteholder or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

1.5  Payment By Guarantor.  If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Trustee on behalf of Noteholders, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Trustee for the benefit of Noteholders at Trustee’s address as set forth herein.  Such demand(s) may be made at any time coincident with or after the time payment of all or part of the Guaranteed Obligations is due, and may be made from time to time with respect to the same or different items of Guaranteed Obligations.  Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

1.6  No Duty To Pursue Others.  It shall not be necessary for Trustee or any Noteholder (and Guarantor hereby waives any rights which Guarantor may have to require Trustee or any Noteholder), in order to enforce the obligations of Guarantor hereunder, first to (a) institute suit or exhaust its remedies against Issuers or others liable on the Note Indebtedness or the Guaranteed Obligations or any other Person, (b) enforce Trustee’s rights for the benefit of Noteholders against any collateral which shall ever have been given to secure the Note Indebtedness, (c) enforce Trustee’s rights for the benefit of Noteholders against any other guarantors of the Guaranteed Obligations, (d) join Issuers or any other Person liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to Trustee for the benefit of Noteholders against any collateral which shall ever have been given to secure the Note Indebtedness, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations.  Neither Trustee nor any Noteholder shall be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

1.7  Waivers.  Guarantor agrees to the provisions of the Financing Documents, and hereby waives notice of (a) any loan or advances made by, or on behalf of, any Noteholder to Issuers, (b) acceptance of this Guaranty, (c) any amendment or extension of the Notes, the Indenture or of any other Financing Documents, (d) the execution and delivery by Issuers and Trustee of any loan or credit agreement or of Issuers’ execution and delivery of any promissory notes or other documents arising under the Financing Documents or in connection with the Property, (e) the occurrence of any breach by Issuers or an Event of Default, (f) any Noteholder’s transfer or disposition of the Guaranteed Obligations or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by Issuers, and (i) any other action at any time taken or omitted by Trustee or any Noteholder, and, generally, all demands and notices of every kind in connection with this Guaranty, the Financing Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations, except as specifically provided for herein.

1.8  Payment of Expenses.  In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, promptly after written demand by Trustee, pay Trustee for the benefit of Noteholders all reasonable costs and expenses (including court costs and attorneys’ fees) incurred by Trustee on behalf of Noteholders in the enforcement hereof or the preservation of Trustee’s rights hereunder.  The covenant contained in this Section 1.8 shall survive the payment and performance of the Guaranteed Obligations.

1.9  Intentionally Omitted.

1.10  Effect of Bankruptcy.  In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Trustee or any Noteholder must rescind or restore any payment, or any part thereof, received by Trustee or any Noteholder in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Trustee shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Issuers and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

1.11  Intentionally Omitted.

1.12  Waiver of Subrogation, Reimbursement and Contribution.  Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates, but only for so long as the Debt shall remain outstanding, any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Trustee or any Noteholder), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Issuers or any other Person liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.  Notwithstanding anything contained herein to the contrary, nothing contained herein shall prohibit or be deemed to prohibit the execution and delivery by Goldman and Kerzner of a Contribution Agreement between themselves, and the performance of the terms therein, relating to their respective payment and reimbursement obligations arising out of or related to this Guaranty; provided that neither the foregoing provisions of this sentence nor the execution, delivery or performance by Goldman or Kerzner of such Contribution Agreement shall in any way affect, limit or otherwise modify (or be deemed to affect, limit or otherwise modify) the rights of Trustee or any Noteholder hereunder.

1.13  Issuers.  The term “Issuer” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Issuer or any interest in any Issuer.

ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS

To the extent permitted by law, Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

2.1  Modifications.  Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Notes, the Indenture, the other Financing Documents, or any other document, instrument, contract or understanding between Issuers and Trustee on behalf of Noteholders, or any other Person, pertaining to the Guaranteed Obligations or any failure of Trustee to notify Guarantor of any such action.

2.2  Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Trustee on  behalf of Noteholders to any Issuer or any guarantor or indemnitor.

2.3  Condition of Issuers or Guarantor.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Issuer, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Issuer or Guarantor, or any sale, lease or transfer of any or all of the assets of any Issuer or Guarantor, or any changes in the shareholders, partners or members of any Issuer or Guarantor; or any reorganization of any Issuer or Guarantor.

2.4  Invalidity of Guaranteed Obligations.  The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (a) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Notes, the Indenture or the other Financing Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) the Issuers have valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Issuers (except for payment and performance of the Guaranteed Obligations, and then only to the extent of such payment and performance by Issuers), (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Notes, the Indenture or any of the other Financing Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Issuers or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

2.5  Release of Obligors.  Any full or partial release of the liability of Issuers on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Guaranteed Obligations, or that Trustee will look to other Persons to pay or perform the Guaranteed Obligations.

2.6  Other Collateral.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

2.7  Intentionally Omitted.

2.8  Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.9  Care and Diligence.  The failure of Trustee, any Noteholder or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Trustee or any Noteholder (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.10  Unenforceability.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

2.11  Offset.  Any existing or future right of offset, claim or defense of Issuers against Trustee or any other Person, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise (except for payment and performance of the Guaranteed Obligations, and then only to the extent of such payment and performance).

2.12  Merger.  The reorganization, merger or consolidation of any Issuer into or with any other corporation or entity.

2.13  Preference.  Any payment by Issuers to Trustee or any Noteholder is held to constitute a preference under bankruptcy laws, or for any reason Trustee or any Noteholder is required to refund such payment or pay such amount to Issuers or other Person.

2.14  Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to the Financing Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Trustee to enter into the Financing Documents and to induce Initial Noteholder to purchase the Notes, Guarantor represents and warrants to Trustee as follows:

3.1  Benefit.  Guarantor is an affiliate of Issuers, is the owner of a direct or indirect interest in Issuers, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

3.2  Familiarity and Reliance.  Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Issuers and is familiar with the value of any and all collateral intended to be created as security for the payment of the Notes or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

3.3  No Representation By Trustee.  Neither Trustee, any Noteholder nor any other Person has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

3.4  Guarantor’s Financial Condition.  As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.  Guarantor hereby represents and warrants that its Net Worth (hereinafter defined) as September 30, 2004 is $1,097,956,000.  Guarantor agrees that, except for the payment of employee salaries and benefits and dividends in the ordinary course, not to voluntary dispose of its assets other than on an arms-length basis in exchange for fair consideration.  For purposes hereof, “Net Worth” shall mean the excess of total assets of Guarantor and its subsidiaries at such time over the total liabilities of Guarantor and its subsidiaries at such time, in each case as determined on a consolidated basis in accordance with GAAP.

3.5  Legality.  The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any applicable law, statute or regulation of any court or governmental agency or body having jurisdiction over the Guarantor (except for such violations that would not reasonably be expected to result in a material adverse effect on the financial condition of Guarantor, any Issuer or the Property), or constitute a default under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor (except for such violations that would not reasonably be expected to result in a material adverse effect on the financial condition of Guarantor, any Issuer or the Property).  This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other rights and to general equity principles.

3.6  Survival.  All representations and warranties made by Guarantor herein shall survive the execution hereof.

ARTICLE IV

SUBORDINATION OF CERTAIN INDEBTEDNESS

4.1  Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Issuers to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Issuers thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.  The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Issuers (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations.  Upon the occurrence of an Event of Default or Default, Guarantor shall not receive or collect, directly or indirectly, from Issuers or any other Person any amount upon the Guarantor Claims.

4.2  Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Guarantor as debtor, Trustee on behalf of Noteholders shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon

Guarantor Claims.  Guarantor hereby assigns such dividends and payments to Trustee for the benefit of Noteholders.  Should Trustee for the benefit of Noteholders receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Issuers and Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment to Trustee for the benefit of Noteholders in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Trustee to the extent that such payments to Trustee on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Trustee had not received dividends or payments upon the Guarantor Claims.

4.3  Payments Held in Trust.  In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Trustee for the benefit of Noteholders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Trustee for the benefit of Noteholders, and Guarantor covenants promptly to pay the same to Trustee for the benefit of Noteholders.

4.4  Liens Subordinate.  Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Issuers’ assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Issuers’ assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Trustee for the benefit of Noteholders presently exist or are hereafter created or attach.  Without the prior written consent of Trustee, Guarantor shall not (a) exercise or enforce any creditor’s right it may have against Issuers or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Issuers held by Guarantor.

ARTICLE V

MISCELLANEOUS

5.1  Waiver.  No failure to exercise, and no delay in exercising, on the part of Trustee for the benefit of Noteholders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of Trustee hereunder shall be in addition to all other rights provided by law.  Subject to the further provisions of Section 5.5, no consent, or any modification or waiver of any provision of, this Guaranty, nor any consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

5.2  Intentionally Omitted.

5.3  Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Financing Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 5.3:

Guarantor:	c/o Kerzner International North America 1000 South Pine Island Road Plantation, Florida 33324-3906 Attention: John Allison Facsimile No. (954) 809-2346

with a copy to:	Goldman Sachs Emerging Markets Real Estate Fund c/o Goldman Sachs 85 Broad Street New York, New York 10004 Attention: Peter Weidman Facsimile No. (212) 357-5505

with a copy to:	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019-7475 Attention: Kevin J. Grehan, Esq. Facsimile No. (212) 474-3700

Trustee:

LaSalle Bank National Association

135 South LaSalle Street, Suite 1625

Chicago, Illinois 60603

Attention: Global Securitization Trust Services Group

                 Palmilla Los Cabos Notes due January 9, 2007

Facsimile No. [                                          ]

with a copy to:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Edmund Taylor Facsimile No. (212) 325-8106

with a copy to:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No. (212) 326-8282

with a copy to:	Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 Attention: William P. McInerney, Esq. Facsimile No. (212) 504-6666

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

5.4  Governing Law.  This Guaranty shall be governed in accordance with the State of New York and the applicable law of the United States of America.

5.5  Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

5.6  Amendments.  This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.

5.7  Parties Bound; Assignment; Joint and Several.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Trustee, assign any of its rights, powers, duties or obligations hereunder.  If Guarantor consists of more than one person or entity, the obligations and liabilities of each such person or entity shall be joint and several.

5.8  Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

5.9  Recitals.  The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

5.10  Counterparts.  To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

5.11  Rights and Remedies.  If Guarantor becomes liable for any indebtedness owing by Issuers to Trustee or any Noteholder, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Trustee hereunder shall be cumulative of any and all other rights that Trustee may ever have against Guarantor.  The exercise by Trustee for the benefit of Noteholders of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5.12  Intentionally Omitted.

5.13  Other Defined Terms.  Any capitalized term utilized herein shall have the meaning as specified in the Indenture, unless such term is otherwise specifically defined herein.

5.14  Entirety.  THIS GUARANTY EMBODIES THE FINAL AND ENTIRE AGREEMENT OF GUARANTOR AND TRUSTEE WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY IS INTENDED BY GUARANTOR AND TRUSTEE AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND TRUSTEE, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT.  THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND TRUSTEE.

5.15  Waiver of Right To Trial By Jury.  EACH PARTY HERETO AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER SUCH PARTY EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF

RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTES, THE INDENTURE, THE SECURITY TRUST AGREEMENT, OR THE OTHER FINANCING DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY TRUSTEE OR GUARANTOR, AS THE CASE MAY BE.

5.16  Reinstatement in Certain Circumstances.  If at any time any payment of the principal of or interest under the Notes or any other amount payable by the Issuers under the Financing Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Issuer or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

5.17  Cooperation.  Guarantor acknowledges and agrees that Initial Purchaser (as defined in the Indenture) may assign all of its rights under this Guaranty, the Notes and the other Financing Documents to Initial Noteholder on the date hereof.  Guarantor further acknowledges that Initial Noteholder or its successors or assigns may (i) sell this Guaranty, the Notes and other Financing Documents to one or more investors as a whole loan, (ii) participate the Debt secured in part by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Notes and other Financing Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the indebtedness evidenced by the Notes or interest therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”).  Guarantor shall cooperate with Initial Noteholder or its successors or assigns in effecting any such Secondary Market Transaction consistent with the terms and provisions of the Securitization Cooperation Agreement (as defined in the Indenture).  It is understood that the information provided by Guarantor to Initial Purchaser or Initial Noteholder or their successors or assigns may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information; provided that in no event shall such offering documents include financial information about Goldman other than a brief statement of the total amount of assets and liabilities of Goldman.

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EXECUTED as of the day and year first above written.

GUARANTOR:

GS EMERGING MARKET REAL ESTATE FUND, L.P.

By:	GSEM Advisors, L.L.C., its general partner

	By:	/s/Peter Weidman
		Name:	Peter Weidman
		Title:	Vice President

KERZNER INTERNATIONAL LIMITED

By:	/s/John R. Allison

	Name:	John R. Allison
	Title:	Executive Vice President Finance and Chief Financial Officer